EXHIBIT 99.1
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                                PRESS RELEASE
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          NEWELL RUBBERMAID STRENGTHENS POWER TOOL ACCESSORIES AND
           HAND TOOLS BUSINESSES WITH ACQUISITION OF AMERICAN SAW

      -- Lenox{R} Brand Recognized Leader in Linear Edge Power Tool Accessories, Hand Tools and Band Saw Blades

      -- Positions Company as Important Player in $12 Billion Global Power Tool Accessories and Hand Tools Market

      --     Deal Expected to be $0.04 Accretive to EPS in First Year

        FREEPORT, Ill., November 22, 2002 -- Newell Rubbermaid Inc. (NYSE:
   NWL) today announced it has reached a definitive agreement to acquire American Saw & Mfg. Company, a leading manufacturer of power tool accessories and hand tools marketed under the Lenox{R} brand, for $450 million in cash. The deal is subject to regulatory and other customary approvals and is expected to close by year-end.

        The transaction is structured as a purchase of assets, which permits the deduction of goodwill for tax purposes. Newell Rubbermaid estimates the present value of the future tax benefit to be $85 million, which effectively reduces the purchase price of the acquisition to approximately $365 million, or 5.9 times 2001 EBITDA. The purchase is expected to contribute $0.04 to Newell Rubbermaid's 2003 earnings per share.

        The deal marks a continued expansion and enhancement of the company's product lines and customer base in the global power tool accessories and hand tools market. With 2001 revenues of $185 million and manufacturing and distribution facilities in North America, Europe, South America and Asia, American Saw strengthens the company's platform in the professional and fast growing "do-it-yourself" channels.

        American Saw's product portfolio includes leading Lenox{R} brand power tool accessories and hand tools, including jig saw blades, reciprocating saw blades, hole saws, drill bits, band saw blades, hack saws and blades, and utility knives. Its products are sold through hardware stores, industrial, building and professional supply channels, and many other specialty channels worldwide. Additionally, Lenox products represent a significant growth opportunity for the company at home improvement retailers where Newell Rubbermaid is already a large and important supplier. American Saw, headquartered in East Longmeadow, Mass., was founded in 1915 and employs over 800 people worldwide.

        This transaction represents Newell Rubbermaid's second significant acquisition of a power tool accessories and hand tools







   business.   In April of this year, the company purchased the remaining stake in American Tool Companies, adding branded power tool accessories such as Irwin{R} and hand tools such as Vise-Grip{R} and Quick-Grip{R}. The transaction added approximately $440 million in annual sales to the company's existing hardware business.

        The combination of American Saw, American Tool and the company's BernzOmatic business creates critical sales mass and momentum, and the companies complement one another in the marketplace. American Tool's brand strength in retail channels and American Saw's brand strength in professional channels give the company the opportunity to leverage its product development and sales and marketing efforts at growth accounts. In particular, the company's successful Phoenix in-store marketing force, which consists of highly successful representatives in stores and in direct contact with key accounts and consumers, will be instrumental in maximizing brand and product synergies and driving sales growth.

        The acquisition also establishes the company as a leader in the estimated $12 billion global market for power tool accessories and hand tools. Given the extreme fragmentation in the global market, the leading brand names of Lenox{R}, Irwin{R}, Vise-Grip{R} and BernzOmatic{R} position the company for accelerated growth and market share gains. Approximately 30% of the combined American Saw, American Tool and BernzOmatic revenues are generated outside the United States.

        "American Saw is an outstanding fit for our company, bringing to us the powerful Lenox{R} brand, attractive margins and great potential for future growth. By uniting the strengths of American Saw with our American Tool business, we are well positioned to take full advantage of the combination's powerful synergies across the consumer, do-it-yourself and professional channels," said Joseph Galli, Jr., Newell Rubbermaid's chief executive officer. "Strategically, this acquisition helps position us as a global leader in the power tool accessories and hand tools market which represents a strong long-term growth opportunity for Newell Rubbermaid."

        Mr. Galli added that American Saw will become a part of Newell Rubbermaid's Levolor/Hardware Group, which in 2001 accounted for $1.4 billion of the company's nearly $7 billion in sales. In addition to its powerful portfolio of hand tools and power tool accessories, the group manufactures and markets BernzOmatic{R} torches; paint applicators and accessories under the Shur-Line{R} and Rubbermaid{R} brands; cabinet and door hardware under the Amerock{R} and Douglas Kane{TM} brands; and window fashions under the Levolor{R}, Kirsch{R}, Gardinia{R} and Swish{R} brands.

        The Levolor/Hardware group is led by James J. Roberts, who has extensive experience in the power tool accessories and hand tools businesses. During a 19-year career at Black & Decker Corporation, Mr. Roberts served as president of the company's Worldwide Accessories business and earlier was vice president and general manager of

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   Professional Power Tools-Europe. Prior to joining Newell Rubbermaid in
   2001, he served as president of Worldwide Hand Tools and Hardware for The Stanley Works.

        Forward-Looking Statements

        The statements contained in this press release that are not historical in nature, including the expected contribution to earnings per share in 2003 and the effect of the future tax benefit related to the acquisition, are forward-looking statements. Forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward-looking statements. For a list of major factors that could cause actual results to differ materially from those projected, refer to Newell Rubbermaid's third quarter 2002 Form 10-Q Exhibit 99, filed with the Securities and Exchange Commission.

        About the Company

        Newell Rubbermaid Inc. is a global marketer of consumer products with 2001 sales of nearly $7 billion and a powerful brand family including Sharpie{R}, Paper Mate{R}, Parker{R}, Waterman{R}, Colorific{R}, Rubbermaid{R}, Stain Shield{TM}, Blue Ice{R}, TakeAlongs{TM}, Roughneck{R}, Calphalon{R}, Little Tikes{R}, Graco{R}, Levolor{R}, Kirsch{R}, Shur-Line{R}, BernzOmatic{R}, Goody{R}, Vise-Grip{R}, Quick-Grip{R} and Irwin{R}. The company is headquartered in Freeport, Illinois and employs approximately 49,000 people worldwide.

   This press release and additional information about the company is available on the company's web site at www.newellco.com.






















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